o


                                  Exhibit 10.7
                     Agreement between Carruthers & Company
                         and Federal Trust Corporation

                              CARRUTHERS & COMPANY
                            17205 BEAUVOIR BOULEVARD
                            ROCKVILLE, MARYLAND 20855
                            TELEPHONE: (301) 990-8512
                            FACSIMILE: (301) 330-1589

                                                                    July 7, 1997

Mr. James V. Suskiewich
Chief Executive Officer
Federal Trust Corporation
1211 Orange Avenue
Winter Park, Florida  32789

Dear Jim:

         As previously noted in my analysis of the capital enhancement options, the management of Federal Trust Corporation ("Federal Trust" or the "Company") has done a notable job of halting the Company's slide and beginning the process of turning it around. While it appears that we may have access to a considerable source of capital, this capital has yet to be committed and will not be committed until the individual investors are satisfied with the investment's fundamentals. This additional capital infusion is critical. As we have discussed many times, those banks that have successfully recapitalized have raised enough capital to both meet short-term regulatory capital compliance, but as importantly, to allow the bank to grow and become a competitively viable institution in the years to come.

         In this regard, I am enthusiastic about the potential new investors. Nevertheless, my enthusiasm will remain tempered until the total recapitalization of the Company is completed. The prospective transaction is currently contemplates a combination rights offering ("Rights Offering"), community offering ("Community Offering") and syndicated community offering ("Syndicated Community Offering"), collectively referred to as the "Offering". This process, which will include a number of important investor presentations, will take several weeks, possibly months, to complete and we must remain focused in our efforts during this period of time.

         As previously discussed, the placement of stock in the Rights Offering, which includes the sales to current shareholders and insiders (the Company's officers, directors and employees), will be significant. A successful Rights Offering sale will: (1) save the Company the significant marketing fee, (2) garner the confidence of the current shareholders and Company insiders, (3) build up momentum for the Community and Syndicated Community Offerings, and (4) place the stock in friendly hands.

         The purpose of this letter is to memorialize our recent discussions regarding Federal Trust's engagement of Carruthers & Company (or the "Firm") as financial advisor in connection with the recapitalization of the Company and on an ongoing basis. The remainder of this letter will describe the scope of our work, our fee structure and the estimated time frame for completion of the project. Also included is some background on our firm and the principals who will be advising you.

Mr. James V. Suskiewich
July 7, 1997
Page 2



SCOPE OF THE WORK
-----------------

         Based on our vast experience in working with financial institution recapitalizations, we believe there are certain critical success factors in these types of Offerings both in the pre- capitalization and post-capitalization environments. These critical success factors, and how we would assist you in accomplishing each of them, are outlined below. The factors are divided into the two phases -- (1) pre-capitalization and (2) post-capitalization.

Phase One - Design Effective Presentations Tailored to Your Target Audiences.

         High quality investment community presentations will help the Company generate support for the prospective offering, and provides a foundation for your future investor/public relations efforts. The presentations encompass marketing and promotional material designed to enlighten and gain investor support for Federal Trust, its prospects and the stock price. The presentations are designed to meet the informational needs of the various elements of the investment community that will be the most likely sources of investment capital for the Company, including Federal Trust's directors, management, employees, and current shareholders, as well as, the institutional/entrepreneurial investors and other brokerage firms utilized in the Subscription Community Offering. Our experience in working with both retail and institutional type investors, as well as the expertise developed via our participation in ten of these types of recapitalizations will be utilized.

         If appropriate, our advisors will directly participate in investor presentations bringing our third party perspective on the Company's strategic positioning, financial fundamentals and prospects for success.

Phase Two - Post-Capitalization Monitoring and Planning.

         Having participated directly in or analyzing a significant portion of the recapitalizations, we strongly believe that the first year after the capitalization is a very critical period. The foundation for the long-term success or failure of the recapitalization is developed during this time. As such, we will help Federal Trust's Board by assisting in the monitoring and planning process during this crucial time frame. Throughout the first post-capitalization year, we will participate (on a quarterly basis) in Board meetings and help facilitate the monitoring and planning process, which is a basic element of the strategic planning process. One of the principal objectives will be the same as the one developed in the Strategic Alternative Financial Evaluation ("SAFE") program, to ensure that management and the Board of Directors of both the Company have been fully informed (in a timely and on a cost effective basis) as to their various strategic alternatives, and that both groups fully understand what strategies will maximize long-term shareholder value. In this process, we can cover a number of areas, including strategic alternatives (such as branching strategies), issues effecting financial institution equities, investor relations, employee/ management compensation, and others issues of interest.

Mr. James V. Suskiewich
July 7, 1997
Page 3




FEE SCHEDULE
------------

         Our standard fee schedule for these types of transactions includes professional fees charged for work done on the project, plus normal out-of-pocket expenses. We know of no reason to deviate from this format, nor have you or your staff indicated any problem with this format.

         Specifically, our hourly fees are $200 per hour worked. Since we are very interested in continuing to participate in this transaction, we will cap our hourly fees for Phase One of the engagement at $5,000. We would also cap our hourly fees for Phase Two of the project at $5,000 (or $1,250 for each of the four Board meetings). It is our standard practice to request that each of our clients maintain a retainer balance with us, against which we charge our hourly fees and out of pocket expenses. In this case, we believe an initial retainer of $3,750 will be adequate. Our fees and out-of-pocket expenses will be billed at the end of each month or after each Board meeting.

CORPORATE BACKGROUND - CARRUTHERS & COMPANY
-------------------------------------------

         Carruthers & Company sole mission is to provide expert, discrete and cost-effective advisory services to financial institution managers, directors and investors. Our firm has a reputation for high quality service, because our professionals are focused, experienced, work interdependently and produce successful results.

         Our professionals are focused. Carruthers & Company is a specialized consulting firm providing a select range of financial, economic and management advisory services exclusively to the financial services industry. Our nationwide client base includes commercial banks, bank holding companies, thrift institutions, mortgage banking firms, government regulatory agencies, and investors in the financial services industry.

         Our professionals are experienced. Our principals are seasoned financial service firm professionals. Prior to forming Carruthers & Company, these individuals worked for or with leading financial service firms, financial consulting concerns and investment banks. As such, these principals possess a wealth of practical industry experience, financial advisory expertise and regulatory knowledge. In addition, these individuals have years of consulting and management experience. They have firsthand appreciation of what it takes to successfully implement organizational change.

         Our professionals work interdependently. We bring to each engagement an in-depth understanding of the financial institution's markets, competition, economics and regulation. In this regard, we act as an independent and objective counsel to our clients. Yet, we understand that high degree of client consensus, commitment and involvement are necessary if meaningful results are to be achieved. Therefore, we work hard to build rich, enduring, and highly productive partnerships with our clients.

Mr. James V. Suskiewich
July 7, 1997
Page 4


CORPORATE BACKGROUND - CARRUTHERS & COMPANY (Continued)
--------------------------------------------------------


         Our professionals produce successful results. By combining our expertise with our focused and integrated approach, Carruthers & Company empowers our clients to achieve superior economic performance and build sound, efficient organizations. In short, we help our clients produce practical, concrete results that optimize financial performance.

         With our offices in suburban Washington, D.C., Carruthers & Company can stay abreast of the dynamic regulatory and legislative environment. Our professionals have worked closely with all of the major financial institution regulatory agencies: Federal Deposit Insurance Corporation, Federal Reserve, Office of the Comptroller of the Currency, Office of Thrift Supervision, and the Resolution Trust Corporation.


CARRUTHERS & COMPANY'S FINANCIAL ADVISORY EXPERIENCE
----------------------------------------------------

         During the last 15 years, our professionals have provided senior level financial advisory and investment banking services to financial institution managers, directors and investors, including bank holding companies, commercial banks, thrift institutions, mortgage bankers and credit finance companies. The financial advisory transactions have included mergers/acquisitions, divestitures, branch transactions, mutual-to-stock conversions, and other capital raising transactions, including recapitalizations. Other assignments have included providing fairness opinions, portfolio valuations, profitability analyses, strategic/corporate development planning, and investment advisory studies. Our professionals have prepared numerous analyses of debt and equity issues of financial service firms and presented this material to retail, entrepreneurial and institutional clients.

CARRUTHERS & COMPANY'S CAPITAL RAISING EXPERIENCE
-------------------------------------------------

         For over a decade, our professionals have participated in dozens of capital raising efforts that ranged in size from $5 million to well over $100 million. In recent years, we have focused on smaller capital formation/enhancement transactions, by raising funds for both troubled and healthy financial institutions. These smaller transactions, between $3 million and $15 million, however, are the most difficult to complete. Nevertheless, during the past five years, we completed ten such offerings for troubled community banks, a distinction that sets us apart from any major or regional investment banking firm.

         During the last five  years,  we have  helped our  clients  raise gross
proceeds   approaching  $100  million  through  public  and  private  offerings.
Moreover, our knowledge of the capital markets is nationwide in scope. Carruthers & Company has helped raise capital for clients from New England to Southern California.

Mr. James V. Suskiewich
July 7, 1997
Page 5

SUMMARY
-------

         We look forward to continuing to serve Federal Trust and completing the recapitalization process. While we do not envision the consummation of the recapitalization taking more than several months, we will certainly be available for the duration of the project.

         If the foregoing is satisfactory to you, please sign in the space provided below and return to me an executed copy of this agreement. Our standard confidentiality and indemnification clauses are attached. If you have any questions, please do not hesitate to contact me at (301) 990-8512.

                                          Sincerely,



                                           /s/Alan P. Carruthers
                                              President

Enclosures